As filed with the Securities and Exchange Commission on November 16, 2020
Registration No. [333- ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DIGITAL TURBINE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2267658 (I.R.S. Employer Identification No.)

110 San Antonio Street, Suite 160 Austin, Texas (Address of principal executive offices)	78701 (Zip code)

2020 Equity Incentive Plan of Digital Turbine, Inc.
(Full title of the plan)

Barrett Garrison
Chief Financial Officer
Digital Turbine, Inc.
110 San Antonio Street, Suite 160
Austin, Texas 78701
(Name and address of agent for service)

(512) 387-7717
(Telephone number, including area code, of agent for service)
Copy to:

Michael F. Meskill Jackson Walker L.L.P. 100 Congress Ave., Suite 1100 Austin, Texas 78701 (512) 236-2000 (512) 236-2002 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated filer ☒	Non-accelerated Filer ☐	Smaller Reporting Company ☐	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	12,000,000	$35.17	$422,040,000	$46,044.57

(1)    Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 10, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Digital Turbine, Inc. (the “Company”) are incorporated by reference, as of their respective dates, in this registration statement:

•the Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on June 2, 2020;

•the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the Commission on August 5, 2020;

•the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the Commission on October 29, 2020;

•the Amendment No. 1 to the Current Report on Form 8-K/A filed with the Commission on May 13, 2020;

•the Current Report on Form 8-K filed with the Commission on September 21, 2020;

•the Definitive Proxy Statement on Schedule 14A filed with the Commission on July 29, 2020;

•the description of the Company’s Common Stock contained in its registration statement on Form 8-A filed with the Commission on June 6, 2013.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Company’s certificate of incorporation, as amended, and its bylaws, as amended, provide for indemnification of the Company’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company has entered into indemnification agreements with its directors and officers in the ordinary course.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his or her respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

The Company also has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities which may be incurred by directors and officers of the Company.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
See exhibits listed under the Exhibit Index below.

Item 9.    Undertakings.
A.    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on November 14, 2007.
4.2
Certificate of Merger merging Mediavest, Inc., a New Jersey corporation, with and into NeuMedia Media, Inc., a Delaware corporation, as filed with the Secretary of State of the State of Delaware, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on November 14, 2007.

4.3
Certificate of Ownership merging Mandalay Digital Group, Inc. into NeuMedia, Inc., dated February 2, 2012, incorporated by reference to our Annual Report on Form 10-K (File No. 000-10039), filed with the Commission on June 29, 2012.

4.4
Certificate of Amendment of Certificate of Incorporation, dated August 14, 2012, incorporated by reference to Appendix B of the Registrant’s Definitive Information Statement on Form 14-C (File No. 000-10039), filed with the Commission on July 10, 2012.

4.5
Certificate of Amendment of Certificate of Incorporation, dated March 28, 2013, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013.

4.6
Certificate of Correction of Certificate of Amendment, dated April 9, 2013, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013.

4.7
Certificate of Amendment of Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware on January 13, 2015, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on January 16, 2015.

4.8	Bylaws, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on November 14, 2007.
4.9
Certificate of Amendment of the Bylaws of NeuMedia, Inc., dated February 2, 2012, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on February 7, 2012.

4.10	Certificate of Amendment of the Bylaws dated March 6, 2015, incorporated by reference to our Current Report on Form 8-K (File No. 001-10039) filed with the Commission on March 11, 2015.
4.11	Amendment of Bylaws of Digital Turbine, Inc., adopted March 17, 2015, incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on March 20, 2015.
5.1*	Opinion of Jackson Walker L.L.P.
23.1*	Consent of SingerLewak LLP.
23.2*	Consent of CohnReznick LLP, independent public accounting firm of Mobile Posse, Inc.
23.3*	Consent of Jackson Walker L.L.P. (contained in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).
99.1	2020 Equity Incentive Plan of Digital Turbine, Inc., incorporated by reference to our Current Report on Form 8-K (File No. 001-35958), filed with the Commission on September 21, 2020.
*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Digital Turbine, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 12th day of November, 2020.

Digital Turbine, Inc.

By:	/s/ William Stone
Name:	William Stone
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of William Stone, Barrett Garrison and David Wesch, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Deutschman	Chairman of the Board	November 12, 2020
Robert Deutschman

/s/ William Stone	Chief Executive Officer and Director	November 12, 2020
William Stone	(Principal Executive Officer)

/s/ Barrett Garrison	Chief Financial Officer	November 12, 2020
Barrett Garrison	(Principal Financial Officer)

/s/ David Wesch	Chief Accounting Officer	November 12, 2020
David Wesch	(Principal Accounting Officer)

/s/ Roy Chestnutt	Director	November 12, 2020
Roy H. Chestnutt

/s/ Jeffrey Karish	Director	November 12, 2020
Jeffrey Karish

/s/ Mohan S. Gyani	Director	November 12, 2020
Mohan S. Gyani

/s/ Christopher Rogers	Director	November 12, 2020
Christopher Rogers

/s/ Michelle Sterling	Director	November 12, 2020
Michelle Sterling